Exhibit 99.1

Citigroup Inc. (NYSE: C)

January 15, 2016

CITIGROUP REPORTS FOURTH QUARTER 2015 EARNINGS PER SHARE OF $1.02;
$1.06 EXCLUDING CVA/DVA(1)

NET INCOME OF $3.3 BILLION; $3.4 BILLION EXCLUDING CVA/DVA

REVENUES OF $18.5 BILLION; $18.6 BILLION EXCLUDING CVA/DVA

NET INTEREST MARGIN OF 2.92%

RETURNED $1.8 BILLION OF CAPITAL TO COMMON SHAREHOLDERS;
REPURCHASED 31 MILLION COMMON SHARES

COMMON EQUITY TIER 1 CAPITAL RATIO OF 12.0%(2)
SUPPLEMENTARY LEVERAGE RATIO OF 7.1%(3)

BOOK VALUE PER SHARE OF $69.46
TANGIBLE BOOK VALUE PER SHARE OF $60.61(4)

CITI HOLDINGS ASSETS OF $74 BILLION DECLINED 43% FROM PRIOR YEAR PERIOD
AND REPRESENTED 4% OF TOTAL CITIGROUP ASSETS AT YEAR END 2015

CITICORP EFFICIENCY RATIO OF 57% IN 2015

2015 RETURN ON AVERAGE ASSETS OF 0.94% EXCLUDING CVA/DVA

2015 RETURN ON TANGIBLE COMMON EQUITY OF 9.2% EXCLUDING CVA/DVA(5)

New York, January 15, 2016 — Citigroup Inc. today reported net income for the fourth quarter 2015 of $3.3 billion, or $1.02 per diluted share, on revenues of $18.5 billion. This compared to net income of $344 million, or $0.06 per diluted share, on revenues of $17.9 billion for the fourth quarter 2014.

CVA/DVA was negative $181 million (negative $114 million after-tax) in the fourth quarter 2015, compared to $7 million ($4 million after-tax) in the prior year period. Excluding CVA/DVA, revenues were $18.6 billion, up 4% from the prior year period, and earnings were $1.06 per diluted share, compared to prior year earnings of $0.06 per diluted share.

Michael Corbat, Chief Executive Officer of Citigroup, said, “Overall, we had strong performance during 2015. The $17.1 billion we generated in net income was the highest since 2006, when our company was very different in terms of headcount, footprint, mix of businesses and assets.

“Over the last three years, we have made substantial progress towards our targets and execution priorities.  We significantly improved our returns on both assets and tangible common equity, as well as our Citicorp efficiency ratio.   We have sharpened our focus on target clients, shedding over 20 consumer and institutional businesses in the process.  Citi Holdings now consists of only 4% of our balance sheet and is profitable.  And since the end of 2012 we have utilized over $7 billion of DTA.

“Having generated $50 billion in regulatory capital over the last three years, we have already exceeded regulatory thresholds for the Common Equity Tier 1 Capital and Supplementary Leverage ratios.  This progress allowed us to begin returning meaningful capital to our shareholders. We have made sustainable investments not only in our capital planning process but also in the risk, control and compliance functions, which are critical to maintaining our license to do business.  We have undoubtedly become a simpler, smaller, safer and stronger institution,” Mr. Corbat concluded.

Citigroup full year 2015 net income was $17.2 billion on revenues of $76.4 billion, compared to net income of $7.3 billion on revenues of $77.2 billion for the full year 2014. Full year 2015 results included CVA/DVA of $254 million ($162 million after-tax), compared to negative $390 million (negative $240 million after-tax) in 2014. Excluding CVA/DVA, Citigroup revenues were $76.1 billion in 2015, down 2% compared to the prior year. Citigroup full year 2014 results also included a charge of $3.8 billion ($3.7 billion after-tax) to settle RMBS and CDO-related claims,(6) and a tax charge of $210 million related to corporate tax reforms.(7) Excluding CVA/DVA as well as the impact of the mortgage settlement and the tax item in 2014, net income was $17.1 billion in 2015, up 49% compared to 2014, as lower operating expenses and lower net credit losses were partially offset by the lower revenues and a lower net loan loss reserve release.

In the discussion throughout the remainder of this press release, Citigroup’s results of operations are presented on an adjusted basis, excluding CVA/DVA as well as the impact of the mortgage settlement and the tax item in 2014, as applicable. For additional information on these adjusted results as well as other non-GAAP financial measures used in this release, see the Appendices and Footnotes to this release. Percentage comparisons below are calculated for the fourth quarter 2015 versus the fourth quarter 2014 unless otherwise specified.

Citigroup ($ in millions, except per share amounts)	4Q’15	3Q’15	4Q’14	QoQ%	YoY%	2015	2014	%∆
Citicorp	15,543	17,275	16,095	-10%	-3%	68,517	69,370	-1%
Citi Holdings	2,913	1,417	1,804	NM	61%	7,837	7,849	—
Total Revenues	$18,456	$18,692	$17,899	-1%	3%	$76,354	$77,219	-1%

Adjusted Revenues(a)	$18,637	$18,496	$17,892	1%	4%	$76,100	$77,609	-2%

Expenses	$11,134	$10,669	$14,426	4%	-23%	$43,615	$55,051	-21%

Adjusted Expenses(a)	$11,134	$10,669	$14,426	4%	-23%	$43,615	$51,302	-15%

Net Credit Losses	1,762	1,663	2,248	6%	-22%	7,302	8,973	-19%
Credit Reserve Build / (Release)(b)	588	(16)	(441)	NM	NM	(120)	(2,307)	95%
Provision for Benefits and Claims	164	189	206	-13%	-20%	731	801	-9%
Total Cost of Credit	$2,514	$1,836	$2,013	37%	25%	$7,913	$7,467	6%

Adjusted Cost of Credit(a)	$2,514	$1,836	$2,013	37%	25%	$7,913	$7,412	7%

Income (Loss) from Cont. Ops. Before Taxes	$4,808	$6,187	$1,460	-22%	NM	$24,826	$14,701	69%
Provision for Income Taxes	1,403	1,881	1,077	-25%	30%	7,440	7,197	3%
Income from Continuing Operations	$3,405	$4,306	$383	-21%	NM	$17,386	$7,504	NM
Net income (loss) from Disc. Ops.	(45)	(10)	(1)	NM	NM	(54)	(2)	NM
Non-Controlling Interest	25	5	38	NM	-34%	90	192	-53%
Citigroup Net Income	$3,335	$4,291	$344	-22%	NM	$17,242	$7,310	NM

Adjusted Net Income(a)	$3,449	$4,164	$340	-17%	NM	$17,080	$11,486	49%

Common Equity Tier 1 Capital Ratio	12.0%	11.7%	10.6%
Supplementary Leverage Ratio	7.1%	6.9%	5.9%
Return on Average Common Equity	5.9%	8.0%	0.4%
Book Value per Share	$69.46	$69.03	$66.05	1%	5%
Tangible Book Value per Share	$60.61	$60.07	$56.71	1%	7%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes, as applicable, CVA / DVA in all periods, the impact of the mortgage settlement in 2Q’14 and the tax item in 1Q’14.  For additional information, please refer to Appendix B.

(b) Includes provision for unfunded lending commitments.

Citigroup

Citigroup revenues of $18.6 billion in the fourth quarter 2015 increased 4%, driven by a 61% increase in Citi Holdings, partially offset by a 2% decrease in Citicorp revenues. Excluding the impact of foreign exchange translation(8), Citigroup revenues increased 9%, driven by a 3% increase in Citicorp revenues and the increase in Citi Holdings.

Citigroup’s net income increased to $3.4 billion in the fourth quarter 2015, primarily driven by the higher revenues and lower operating expenses, partially offset by a higher cost of credit. Citigroup’s effective tax rate was 29% in the current quarter, a decrease from 74% in the fourth quarter 2014, which was impacted by an elevated level of non-tax-deductible legal and related expenses.

Citigroup’s operating expenses decreased 23% to $11.1 billion in the fourth quarter 2015. In constant dollars, operating expenses fell 19%, mainly driven by lower legal and related expenses and repositioning costs. Operating expenses in the fourth quarter 2015 included legal and related expenses of $411 million, compared to $2.9 billion in the prior year period, and $313 million of repositioning charges, compared to $655 million in the prior year period. Citigroup’s cost of credit in the fourth quarter 2015 was $2.5 billion, a 25% increase, with a net loan loss reserve build of $588 million, primarily in Institutional Clients Group (ICG) (see ICG below), compared to a net loan loss reserve release of $441 million in the prior year period, and partially offset by a 22% decrease in net credit losses.

Citigroup’s allowance for loan losses was $12.6 billion at quarter end, or 2.06% of total loans, compared to $16.0 billion, or 2.50% of total loans, at the end of the prior year period. Total non-accrual assets fell 26% from the prior year period to $5.5 billion. Consumer non-accrual loans declined 38% to $3.7 billion, while corporate non-accrual loans increased 32% to $1.6 billion, primarily related to the previously disclosed third quarter 2015 actions related to the North America energy portfolio in ICG.

Citigroup’s loans were $618 billion as of quarter end, down 4% from the prior year period, and down 1% in constant dollars. In constant dollars, 5% growth in Citicorp loans was more than offset by continued declines in Citi Holdings, driven primarily by continued reductions in the North America mortgage portfolio and the sale of OneMain Financial, which was completed during the fourth quarter 2015.

Citigroup’s deposits were $908 billion as of quarter end, up 1%, and up 4% in constant dollars. In constant dollars, Citicorp deposits increased 5%, driven by a 9% increase in ICG deposits and a 2% increase in Global Consumer Banking (GCB) deposits. In constant dollars, Citi Holdings deposits declined 57%, driven by the transfer of MSSB deposits to Morgan Stanley, which was completed as of the end of the second quarter 2015.

Citigroup’s book value per share was $69.46 and tangible book value per share was $60.61, each as of quarter end, representing 5% and 7% increases, respectively. At quarter end, Citigroup’s Common Equity Tier 1 Capital ratio was 12.0%, up from 10.6% in the prior year period. Citigroup’s Supplementary Leverage Ratio for the fourth quarter 2015 was 7.1%, up from 5.9% in the prior year period. During the fourth quarter 2015, Citigroup repurchased approximately 31 million common shares and returned a total of $1.8 billion to common shareholders in the form of common share repurchases and dividends.

Citicorp ($ in millions)	4Q’15	3Q’15	4Q’14	QoQ%	YoY%	2015	2014	%Δ
Global Consumer Banking	8,191	8,460	9,028	-3%	-9%	33,862	36,017	-6%
Institutional Clients Group	7,245	8,597	7,160	-16%	1%	33,748	33,052	2%
Corporate / Other	107	218	(93)	-51%	NM	907	301	NM
Total Revenues	$15,543	$17,275	$16,095	-10%	-3%	$68,517	$69,370	-1%

Adjusted Revenues(a)	$15,729	$17,054	$16,083	-8%	-2%	$68,248	$69,713	-2%

Expenses	$9,925	$9,524	$13,123	4%	-24%	$39,000	$45,362	-14%

Net Credit Losses	1,580	1,445	1,831	9%	-14%	6,236	7,136	-13%
Credit Reserve Build / (Release)(b)	517	212	(227)	NM	NM	409	(1,390)	NM
Provision for Benefits and Claims	30	28	39	7%	-23%	107	144	-26%
Total Cost of Credit	$2,127	$1,685	$1,643	26%	29%	$6,752	$5,890	15%

Net Income	$2,628	$4,260	$260	-38%	NM	$16,195	$10,790	50%

Adjusted Net Income(a)	$2,745	$4,117	$253	-33%	NM	$16,023	$11,211	43%

Adjusted Revenues(a)
North America	7,681	8,071	7,571	-5%	1%	32,395	32,559	-1%
EMEA	2,326	2,457	2,310	-5%	1%	10,637	10,850	-2%
Latin America	2,579	3,089	3,055	-17%	-16%	11,233	12,603	-11%
Asia	3,036	3,219	3,240	-6%	-6%	13,076	13,400	-2%
Corporate / Other	107	218	(93)	-51%	NM	907	301	NM

Adjusted Income from Continuing Ops.(a)
North America	1,565	1,950	1,750	-20%	-11%	7,776	8,494	-8%
EMEA	220	401	217	-45%	1%	2,213	2,204	—
Latin America	271	779	570	-65%	-52%	2,251	2,531	-11%
Asia	648	819	821	-21%	-21%	3,421	3,335	3%
Corporate / Other	101	183	(3,066)	-45%	NM	495	(5,165)	NM

EOP Assets ($B)	1,657	1,698	1,713	-2%	-3%	1,657	1,713	-3%
EOP Loans ($B)	573	567	565	1%	1%	573	565	1%
EOP Deposits ($B)	901	897	883	—	2%	901	883	2%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes, as applicable, CVA / DVA in all periods and the impact of the tax item in 1Q’14.  For additional information, please refer to Appendix B.

(b) Includes provision for unfunded lending commitments.

Citicorp

Citicorp revenues of $15.7 billion decreased 2%, as a 9% decrease in GCB revenues was partially offset by a 4% increase in ICG revenues. Corporate/Other revenues were $107 million, compared with negative $93 million in the prior year period, due in part to gains on debt buybacks.

Citicorp net income increased to $2.7 billion, from $253 million in the prior year period, primarily driven by lower operating expenses, partially offset by the lower revenues and a higher cost of credit.

Citicorp operating expenses decreased 24% to $9.9 billion, driven by lower legal and related expenses and repositioning costs and the impact of foreign exchange translation. Operating expenses in the fourth quarter 2015 included legal and related expenses of $251 million, compared to $2.8 billion in the prior year period, and $202 million of repositioning charges, compared to $554 million in the prior year period.

Citicorp cost of credit of $2.1 billion in the fourth quarter 2015 increased 29% from the prior year period. Net credit losses declined 14% to $1.6 billion, but net loan loss reserve builds were $517 million, driven by ICG, compared to net loan loss reserve releases of $227 million in the prior year period. Citicorp’s consumer loans 90+ days delinquent decreased 14% to $2.2 billion, and the 90+ days delinquency ratio improved to 0.78% of loans.

Citicorp end of period loans of $573 billion increased 1%. In constant dollars, Citicorp end of period loans grew 5%, with 8% growth in corporate loans to $288 billion and 2% growth in consumer loans to $285 billion.

Global Consumer Banking ($ in millions)	4Q’15	3Q’15	4Q’14	QoQ%	YoY%	2015	2014	%Δ
North America	4,810	4,821	5,096	—	-6%	19,448	19,669	-1%
Latin America	1,717	1,923	2,069	-11%	-17%	7,323	8,460	-13%
Asia(a)	1,664	1,716	1,863	-3%	-11%	7,091	7,888	-10%
Total Revenues	$8,191	$8,460	$9,028	-3%	-9%	$33,862	$36,017	-6%

Expenses	$4,611	$4,483	$4,985	3%	-8%	$18,264	$19,951	-8%

Net Credit Losses	1,488	1,411	1,710	5%	-13%	6,029	6,860	-12%
Credit Reserve Build / (Release)(b)	(32)	(63)	(269)	49%	88%	(313)	(1,171)	73%
Provision for Benefits and Claims	30	28	39	7%	-23%	107	144	-26%
Total Cost of Credit	$1,486	$1,376	$1,480	8%	—	$5,823	$5,833	—

Net Income	$1,344	$1,674	$1,685	-20%	-20%	$6,373	$6,794	-6%

Income from Continuing Operations
North America	985	1,063	1,137	-7%	-13%	4,255	4,412	-4%
Latin America	147	312	263	-53%	-44%	928	1,158	-20%
Asia(a)	213	307	288	-31%	-26%	1,199	1,249	-4%

(in billions of dollars)
Avg. Cards Loans	134	132	138	1%	-3%	133	139	-4%
Avg. Retail Banking Loans	148	147	153	1%	-3%	148	152	-3%
Avg. Deposits	299	299	303	—	-1%	300	305	-1%
Investment Sales	19	21	24	-11%	-22%	93	106	-13%
Cards Purchase Sales	99	91	97	8%	2%	364	361	1%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) For reporting purposes, Asia GCB includes the results of operations in EMEA GCB for all periods presented.

(b) Includes provision for unfunded lending commitments.

Global Consumer Banking

GCB revenues of $8.2 billion decreased 9% due to a 14% decline in international GCB revenues. In constant dollars, revenues decreased 4%, driven by a 6% decrease in North America and a 2% decrease in international GCB.

GCB net income decreased 20% to $1.3 billion, as the lower revenues and lower net loan loss reserve release were partially offset by lower operating expenses and lower net credit losses. Operating expenses decreased 8% to $4.6 billion, and decreased 2% in constant dollars, reflecting ongoing efficiency savings and lower repositioning expenses, partially offset by increased investment spending and ongoing regulatory and compliance costs.

North America GCB revenues of $4.8 billion decreased 6%, with lower revenues in Citi-branded cards, Citi retail services and retail banking. Citi-branded cards revenues of $1.9 billion decreased 9%, reflecting the continued impact of lower average loans as well as increased acquisition and rewards costs. Citi retail services revenues of $1.6 billion declined 1%, largely reflecting the continued impact of lower fuel prices on loan growth and purchase sales. Retail banking revenues declined 6% to $1.3 billion. Excluding a $130 million gain on the sale of a mortgage portfolio in the prior year period, retail banking revenues increased 4%, reflecting 7% growth in average loans, 9% growth in average checking deposits and improved deposit spreads.

North America GCB net income was $1.0 billion, down 13%, as the decrease in revenues and lower net loan loss reserve releases were partially offset by lower operating expenses and lower net credit losses. Operating expenses declined 6% to $2.4 billion, primarily driven by ongoing efficiency savings and lower repositioning expenses.

North America GCB credit quality continued to improve as net credit losses of $914 million decreased 10%. Net credit losses improved versus the prior year period in Citi-branded cards (down 12% to $454 million) and in Citi retail services (down 10% to $418 million). The net loan loss reserve release in the fourth quarter 2015 was $63 million, $181 million lower than in the prior year period, as credit continued to stabilize.

International GCB revenues decreased 14% to $3.4 billion. In constant dollars, revenues decreased 2%. Revenues in Latin America of $1.7 billion were approximately unchanged, as the impact of modest loan and deposit growth was offset by continued spread compression in cards. Revenues in Asia of $1.7 billion decreased 4%, as lower investment sales revenues as well as continued high payment rates and ongoing regulatory pressures in cards were partially offset by growth in lending, deposit and insurance products.

International GCB net income decreased 34% to $359 million. In constant dollars, net income decreased 28%, driven by the lower revenues, higher operating expenses and higher credit costs. Operating expenses of $2.3 billion in the fourth quarter 2015 increased 3% (decreased 9% on a reported basis) driven by the impact of higher regulatory and compliance costs and technology investments, partially offset by lower legal and related and repositioning expenses as well as ongoing efficiency savings. Credit costs increased 8% (decreased 11% on a reported basis), as the net loan loss reserve build was $31 million, compared to a net loan loss reserve release of $23 million in the prior year period ($25 million on a reported basis), and net credit losses decreased 1% (decreased 18% on a reported basis). In constant dollars, the net credit loss rate was 1.88% of average loans in the fourth quarter 2015, slightly improved from 1.95% in the prior year period (2.09% on a reported basis).

Institutional Clients Group ($ in millions)	4Q’15	3Q’15	4Q’14	QoQ%	YoY%	2015	2014	%∆
Treasury & Trade Solutions	1,990	1,933	1,932	3%	3%	7,767	7,767	—
Investment Banking	1,125	937	1,066	20%	6%	4,543	4,707	-3%
Private Bank	691	715	668	-3%	3%	2,860	2,660	8%
Corporate Lending(a)	401	403	433	—	-7%	1,694	1,749	-3%
Total Banking	4,207	3,988	4,099	5%	3%	16,864	16,883	—
Fixed Income Markets	2,224	2,577	2,075	-14%	7%	11,346	12,148	-7%
Equity Markets	606	996	470	-39%	29%	3,128	2,774	13%
Securities Services	517	513	508	1%	2%	2,130	2,048	4%
Other	(108)	(50)	(90)	NM	-20%	(312)	(574)	46%
Total Markets & Securities Services	3,239	4,036	2,963	-20%	9%	16,292	16,396	-1%
Product Revenues(b)	$7,446	$8,024	$7,062	-7%	5%	$33,156	$33,279	—
Gain / (loss) on Loan Hedges	(15)	352	86	NM	NM	323	116	NM
Total Revenues ex-CVA / DVA(c)	$7,431	$8,376	$7,148	-11%	4%	$33,479	$33,395	—
CVA / DVA	(186)	221	12	NM	NM	269	(343)	NM
Total Revenues	$7,245	$8,597	$7,160	-16%	1%	$33,748	$33,052	2%

Expenses	$4,840	$4,692	$4,878	3%	-1%	$18,985	$19,391	-2%

Net Credit Losses	92	34	121	NM	-24%	207	276	-25%
Credit Reserve Build / (Release)(d)	549	275	42	NM	NM	722	(219)	NM
Total Cost of Credit	$641	$309	$163	NM	NM	$929	$57	NM

Net Income	$1,235	$2,416	$1,646	-49%	-25%	$9,399	$9,416	—

Adjusted Net Income(c)	$1,352	$2,273	$1,639	-41%	-18%	$9,227	$9,627	-4%

Adjusted Revenues(c)
North America	2,871	3,250	2,475	-12%	16%	12,947	12,890	—
EMEA	2,095	2,214	2,050	-5%	2%	9,667	9,689	—
Latin America	862	1,166	986	-26%	-13%	3,910	4,143	-6%
Asia	1,603	1,746	1,637	-8%	-2%	6,955	6,673	4%

Adjusted Income from Continuing Ops.(c)
North America	580	887	613	-35%	-5%	3,521	4,082	-14%
EMEA	224	392	237	-43%	-5%	2,203	2,202	—
Latin America	124	467	307	-73%	-60%	1,323	1,373	-4%
Asia	431	521	513	-17%	-16%	2,232	2,088	7%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes gain / (loss) on hedges related to accrual loans.  For additional information, please refer to Footnote 9.

(b) Excludes CVA / DVA and gain / (loss) on hedges related to accrual loans.

(c) Excludes, as applicable, CVA / DVA in all periods.  For additional information, please refer to Appendix B.

(d) Includes provision for unfunded lending commitments.

Institutional Clients Group

ICG revenues of $7.4 billion increased 4%, driven by a 9% increase in Markets and Securities Services revenues.

Banking revenues of $4.2 billion increased 3% (excluding gain / (loss) on loan hedges). Treasury and Trade Solutions (TTS) revenues of $2.0 billion increased 3%. In constant dollars, TTS revenues grew 9%, as continued growth in deposit balances and spreads was partially offset by lower trade revenues. Investment Banking revenues of $1.1 billion increased 6%. Advisory revenues increased 15% to $303 million, debt underwriting revenues increased 12% to $616 million, and equity underwriting fell 18% to $206 million, reflecting lower industry-wide underwriting activity during the current quarter. Private Bank revenues increased 3% to $691 million, driven by higher loan and deposit balances. Corporate Lending revenues of $401 million declined

7% (excluding gain / (loss) on loan hedges), and declined 2% in constant dollars, as growth in average loans was more than offset by the impact of lower spreads.

Markets and Securities Services revenues of $3.2 billion increased 9%. Fixed Income Markets revenues of $2.2 billion in the fourth quarter 2015 increased 7%, reflecting improved trading conditions in spread products as well as continued strength in rates and currencies. Equity Markets revenues of $606 million increased 29%, driven by growth across products and improved performance in EMEA. Securities Services revenues of $517 million increased 2%, and increased 12% in constant dollars, reflecting increased activity and higher client balances.

ICG net income of $1.4 billion decreased 18%, as higher cost of credit was partially offset by the higher revenues. ICG operating expenses decreased 1% to $4.8 billion, as higher regulatory and compliance costs and compensation expense were more than offset by lower repositioning costs, efficiency savings and the impact of foreign exchange translation. ICG cost of credit was $641 million, compared to $163 million in the prior year period. ICG cost of credit was primarily driven by a net loan loss reserve build of $549 million, including approximately $250 million related to the energy portfolio, with the remainder reflecting volume growth and macroeconomic conditions.

ICG average loans grew 5% to $290 billion while end of period deposits increased 6% to $587 billion. In constant dollars, average loans increased 7%, while end of period deposits increased 9%.

Citi Holdings ($ in millions)	4Q’15	3Q’15	4Q’14	QoQ%	YoY%	2015	2014	%∆
Total Revenues	$2,913	$1,417	$1,804	NM	61%	$7,837	$7,849	—

Adjusted Revenues(a)	$2,908	$1,442	$1,809	NM	61%	$7,852	$7,896	-1%

Expenses	$1,209	$1,145	$1,303	6%	-7%	$4,615	$9,689	-52%

Adjusted Expenses(a)	$1,209	$1,145	$1,303	6%	-7%	$4,615	$5,940	-22%

Net Credit Losses	182	218	417	-17%	-56%	1,066	1,837	-42%
Credit Reserve Build / (Release)(b)	71	(228)	(214)	NM	NM	(529)	(917)	42%
Provision for Benefits and Claims	134	161	167	-17%	-20%	624	657	-5%
Total Cost of Credit	$387	$151	$370	NM	5%	$1,161	$1,577	-26%

Adjusted Cost of Credit(a)	$387	$151	$370	NM	5%	$1,161	$1,522	-24%

Net Income (Loss)	$707	$31	$84	NM	NM	$1,047	$(3,480)	NM

Adjusted Net Income(a)	$704	$47	$87	NM	NM	$1,057	$275	NM

EOP Assets ($B)	74	110	129	-33%	-43%	74	129	-43%
EOP Loans ($B)	45	55	79	-19%	-43%	45	79	-43%
EOP Deposits ($B)	7	7	17	—	-58%	7	17	-58%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a)    Excludes, as applicable, CVA / DVA in all periods and the mortgage settlement in 2Q’14.  For additional information, please refer to Appendix B.

(b)    Includes provision for unfunded lending commitments.

Citi Holdings

Citi Holdings revenues of $2.9 billion increased 61% from the prior year period, mainly driven by a higher level of net gains on asset sales, partially offset by the impact of redemptions of high cost debt and the continued reduction in Citi Holdings assets. During the fourth quarter 2015, Citi Holdings completed the sale of businesses with approximately $32 billion of assets, including Citi’s retail banking and credit card businesses in Japan and OneMain Financial. As of the end of the fourth quarter 2015, Citi Holdings assets were $74 billion, 43% below the prior year period, and represented approximately 4% of total Citigroup assets. As of year-end 2015, Citigroup had signed agreements to reduce Citi Holdings assets by an additional $7 billion, substantially all of which are expected to be completed during 2016.

Citi Holdings net income was $704 million, compared to $87 million in the prior year period, primarily reflecting the higher revenues. Citi Holdings operating expenses declined 7% to $1.2 billion, primarily driven by the ongoing decline in assets, partially offset by transaction-related episodic expenses and higher legal and related and repositioning costs. Operating expenses in the fourth quarter 2015 included legal and related expenses of $160 million, compared to $61 million in the prior year period, and $111 million of repositioning charges, compared to $101 million in the prior year period. Cost of credit of $387 million increased 5%. The net loan loss reserve build was $71 million, compared to a net loan loss reserve release of $214 million in the prior year period, primarily reflecting the impact of asset sales. Net credit losses declined 56% to $182 million, reflecting the impact of ongoing divestiture activity as well as continued improvement in the North America mortgage portfolio.

Citi Holdings allowance for credit losses was $2.0 billion at the end of the fourth quarter 2015, or 4.5% of loans, compared to $4.9 billion, or 6.1% of loans, in the prior year period. 90+ days delinquent consumer loans in Citi Holdings decreased 59% to $0.8 billion, or 2.0% of loans.

Citicorp Results by Region(a)	Revenues			Income from Continuing Ops.
($ in millions)	4Q’15	3Q’15	4Q’14	4Q’15	3Q’15	4Q’14
North America
Global Consumer Banking	4,810	4,821	5,096	985	1,063	1,137
Institutional Clients Group	2,871	3,250	2,475	580	887	613
Total North America	$7,681	$8,071	$7,571	$1,565	$1,950	$1,750

EMEA
Global Consumer Banking	231	243	260	(4)	9	(20)
Institutional Clients Group	2,095	2,214	2,050	224	392	237
Total EMEA	$2,326	$2,457	$2,310	$220	$401	$217

Latin America
Global Consumer Banking	1,717	1,923	2,069	147	312	263
Institutional Clients Group	862	1,166	986	124	467	307
Total Latin America	$2,579	$3,089	$3,055	$271	$779	$570

Asia
Global Consumer Banking	1,433	1,473	1,603	217	298	308
Institutional Clients Group	1,603	1,746	1,637	431	521	513
Total Asia	$3,036	$3,219	$3,240	$648	$819	$821

Corporate / Other	$107	$218	$(93)	$101	$183	$(3,066)

Citicorp	$15,729	$17,054	$16,083	$2,805	$4,132	$292

Note: Totals may not sum due to rounding.  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes, as applicable, CVA / DVA in all periods.  For additional information, please refer to Appendix B.

Citicorp Results by Region(a)	Revenues		Income from Continuing Ops.
($ in millions)	2015	2014	2015	2014
North America
Global Consumer Banking	19,448	19,669	4,255	4,412
Institutional Clients Group	12,947	12,890	3,521	4,082
Total North America	$32,395	$32,559	$7,776	$8,494

EMEA
Global Consumer Banking	970	1,161	10	2
Institutional Clients Group	9,667	9,689	2,203	2,202
Total EMEA	$10,637	$10,850	$2,213	$2,204

Latin America
Global Consumer Banking	7,323	8,460	928	1,158
Institutional Clients Group	3,910	4,143	1,323	1,373
Total Latin America	$11,233	$12,603	$2,251	$2,531

Asia
Global Consumer Banking	6,121	6,727	1,189	1,247
Institutional Clients Group	6,955	6,673	2,232	2,088
Total Asia	$13,076	$13,400	$3,421	$3,335

Corporate / Other	$907	$301	$495	$(5,165)

Citicorp	$68,248	$69,713	$16,156	$11,399

Note: Totals may not sum due to rounding.  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes, as applicable, CVA / DVA in all periods and the tax item in 1Q’14. For additional information, please refer to Appendix B.

Citigroup will host a conference call today at 11:30 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citi/investor. Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S. and Canada; (973) 409-9210 outside of the U.S. and Canada. The conference code for both numbers is 82638250.

Citigroup, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s Fourth Quarter 2015 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Certain statements in this release are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including the precautionary statements included in this release and those contained in Citigroup’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2014 Annual Report on Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citigroup does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:
Press:	Mark Costiglio	(212) 559-4114	Investors:	Susan Kendall	(212) 559-2718
			Fixed Income Investors:	Peter Kapp	(212) 559-5091

Appendix A: CVA / DVA

CVA / DVA
($ in millions)	4Q’15	3Q’15	4Q’14	2015	2014
Institutional Clients Group
Counterparty CVA(1)	$71	$(23)	$(90)	$(122)	$(63)
Asset FVA	56	(155)	(33)	(45)	(469)
Own-Credit CVA(1)	(108)	95	9	(27)	(43)
Liability FVA	9	42	13	95	19
Derivatives CVA(1)	$27	$(40)	$(101)	$(99)	$(556)
DVA on Citi Liabilities at Fair Value	(213)	262	114	368	214
Total Institutional Clients Group CVA / DVA	$(186)	$221	$12	$269	$(343)

Citi Holdings
Counterparty CVA(1)	6	(9)	1	7	20
Asset FVA	3	(22)	(5)	(21)	(49)
Own-Credit CVA(1)	(2)	2	(3)	(1)	(22)
Liability FVA	(0)	2	(0)	2	0
Derivatives CVA(1)	$7	$(27)	$(6)	$(13)	$(51)
DVA on Citi Liabilities at Fair Value	(1)	2	1	(1)	4
Total Citi Holdings CVA / DVA	$5	$(25)	$(5)	$(15)	$(47)
Total Citigroup CVA / DVA	$(181)	$196	$7	$254	$(390)

Note:  Totals may not sum due to rounding.

Appendix B: Non-GAAP Financial Measures - Adjusted Items

Citigroup
($ in millions, except per share amounts)	4Q’15	3Q’15	4Q’14	2015	2014
Reported Revenues (GAAP)	$18,456	$18,692	$17,899	$76,354	$77,219
Impact of:
CVA / DVA	(181)	196	7	254	(390)
Adjusted Revenues	$18,637	$18,496	$17,892	$76,100	$77,609
Impact of:
FX Translation	—	(75)	(855)	—	(3,530)
Adjusted Revenues in Constant Dollars	$18,637	$18,421	$17,037	$76,100	$74,079

Reported Expenses (GAAP)	$11,134	$10,669	$14,426	$43,615	$55,051
Impact of:
Mortgage Settlement	—	—	—	—	(3,749)
Adjusted Expenses	$11,134	$10,669	$14,426	$43,615	$51,302
Impact of:
FX Translation	—	(71)	(605)	—	(2,615)
Adjusted Expenses in Constant Dollars	$11,134	$10,598	$13,821	$43,615	$48,687

Reported Cost of Credit (GAAP)	$2,514	$1,836	$2,013	$7,913	$7,467
Impact of:
Mortgage Settlement	—	—	—	—	(55)
Adjusted Cost of Credit	$2,514	$1,836	$2,013	$7,913	$7,412

Reported Net Income (GAAP)	$3,335	$4,291	$344	$17,242	$7,310
Impact of:
CVA / DVA	(114)	127	4	162	(240)
Tax Item	—	—	—	—	(210)
Mortgage Settlement	—	—	—	—	(3,726)
Adjusted Net Income	$3,449	$4,164	$340	$17,080	$11,486
Preferred Dividends	265	174	159	769	511
Adjusted Net Income to Common	$3,184	$3,990	$181	$16,311	$10,975
Reported EPS (GAAP)	$1.02	$1.35	$0.06	$5.40	$2.20
Impact of:
CVA / DVA	(0.04)	0.04	0.00	0.05	(0.07)
Tax Item	—	—	—	—	(0.07)
Mortgage Settlement	—	—	—	—	(1.21)
Adjusted EPS	$1.06	$1.31	$0.06	$5.35	$3.55

Average Assets ($B)	$1,784	$1,818	$1,900	$1,824	$1,897

Adjusted ROA	0.77%	0.91%	0.07%	0.94%	0.61%

Average TCE	$178,981	$178,538	$172,712	$176,505	$171,151

Adjusted ROTCE	7.1%	8.9%	0.4%	9.2%	6.4%

Note:  Totals may not sum due to rounding.

Appendix B: Non-GAAP Financial Measures - Adjusted Items (Cont.)

Citicorp
($ in millions)	4Q’15	3Q’15	4Q’14	2015	2014
Reported Revenues (GAAP)	$15,543	$17,275	$16,095	$68,517	$69,370
Impact of:
CVA / DVA	(186)	221	12	269	(343)
Adjusted Revenues	$15,729	$17,054	$16,083	$68,248	$69,713
Impact of:
FX Translation	—	(71)	(817)	—	(3,248)
Adjusted Revenues in Constant Dollars	$15,729	$16,983	$15,266	$68,248	$66,465

Reported Expenses (GAAP)	$9,925	$9,524	$13,123	$39,000	$45,362
Impact of:
FX Translation	—	(68)	(575)	—	(2,397)
Expenses in Constant Dollars	$9,925	$9,456	$12,548	$39,000	$42,965

Reported Net Income (GAAP)	$2,628	$4,260	$260	$16,195	$10,790
Impact of:
CVA / DVA	(117)	143	7	172	(211)
Tax Item	—	—	—	—	(210)
Adjusted Net Income	$2,745	$4,117	$253	$16,023	$11,211

Note:  Totals may not sum due to rounding.

Corp / Other
($ in millions)	4Q’15	3Q’15	4Q’14	2015	2014
Reported Net Income (GAAP)	$49	$170	$(3,071)	$423	$(5,420)
Impact of:
Tax Item	—	—	—	—	(210)
Adjusted Net Income	$49	$170	$(3,071)	$423	$(5,210)

Note:  Totals may not sum due to rounding.

Institutional Clients Group
($ in millions)	4Q’15	3Q’15	4Q’14	2015	2014
Reported Revenues (GAAP)	$7,245	$8,597	$7,160	$33,748	$33,052
Impact of:
CVA / DVA	(186)	221	12	269	(343)
Adjusted Revenues	$7,431	$8,376	$7,148	$33,479	$33,395

Reported Net Income (GAAP)	$1,235	$2,416	$1,646	$9,399	$9,416
Impact of:
CVA / DVA	(117)	143	7	172	(211)
Adjusted Net Income	$1,352	$2,273	$1,639	$9,227	$9,627

Note:  Totals may not sum due to rounding.

Citi Holdings
($ in millions)	4Q’15	3Q’15	4Q’14	2015	2014
Reported Revenues (GAAP)	$2,913	$1,417	$1,804	$7,837	$7,849
Impact of:
CVA / DVA	5	(25)	(5)	(15)	(47)
Adjusted Revenues	$2,908	$1,442	$1,809	$7,852	$7,896

Reported Expenses (GAAP)	$1,209	$1,145	$1,303	$4,615	$9,689
Impact of:
Mortgage Settlement	—	—	—	—	(3,749)
Adjusted Expenses	$1,209	$1,145	$1,303	$4,615	$5,940

Reported Cost of Credit (GAAP)	$387	$151	$370	$1,161	$1,577
Impact of:
Mortgage Settlement	—	—	—	—	(55)
Adjusted Cost of Credit	$387	$151	$370	$1,161	$1,522

Reported Net Income (GAAP)	$707	$31	$84	$1,047	$(3,480)
Impact of:
CVA / DVA	3	(16)	(3)	(10)	(29)
Mortgage Settlement	—	—	—	—	(3,726)
Adjusted Net Income	$704	$47	$87	$1,057	$275

Note:  Totals may not sum due to rounding.

Appendix C: Non-GAAP Financial Measures - Excluding Impact of FX Translation

Citigroup
($ in billions)	4Q’15	3Q’15	4Q’14	2015	2014
Reported EOP Loans	$618	$622	$645	$618	$645
Impact of FX Translation	—	(2)	(19)	—	(19)
EOP Loans in Constant Dollars	$618	$621	$626	$618	$626

Reported EOP Deposits	$908	$904	$899	$908	$899
Impact of FX Translation	—	(3)	(28)	—	(28)
EOP Deposits in Constant Dollars	$908	$901	$871	$908	$871

Note:  Totals may not sum due to rounding.

Citicorp
($ in billions)	4Q’15	3Q’15	4Q’14	2015	2014
Reported EOP Loans	$573	$567	$565	$573	$565
Impact of FX Translation	—	(2)	(19)	—	(19)
EOP Loans in Constant Dollars	$573	$566	$547	$573	$547

Reported EOP Deposits	$901	$897	$883	$901	$883
Impact of FX Translation	—	(4)	(28)	—	(28)
EOP Deposits in Constant Dollars	$901	$894	$855	$901	$855

Note:  Totals may not sum due to rounding.

Global Consumer Banking
($ in billions)	4Q’15	3Q’15	4Q’14	2015	2014
Reported EOP Loans	$285	$278	$291	$285	$291
Impact of FX Translation	—	(0)	(12)	—	(12)
EOP Loans in Constant Dollars	$285	$278	$280	$285	$280

Reported EOP Deposits	$301	$297	$304	$301	$304
Impact of FX Translation	—	(0)	(10)	—	(10)
EOP Deposits in Constant Dollars	$301	$297	$294	$301	$294

Note:  Totals may not sum due to rounding.

Institutional Clients Group
($ in billions)	4Q’15	3Q’15	4Q’14	2015	2014
Reported Average Loans	$290	$288	$277	$285	$277
Impact of FX Translation	—	(1)	(7)	—	(8)
Average Loans in Constant Dollars	$290	$287	$270	$285	$269

Reported EOP Deposits	$587	$595	$555	$587	$555
Impact of FX Translation	—	(2)	(16)	—	(16)
EOP Deposits in Constant Dollars	$587	$593	$539	$587	$539

Note:  Totals may not sum due to rounding.

Appendix C: Non-GAAP Financial Measures - Excluding Impact of FX Translation (Cont.)

International Consumer Banking
($ in millions)	4Q’15	3Q’15	4Q’14	2015	2014
Reported Revenues	$3,381	$3,639	$3,932	$14,414	$16,348
Impact of FX Translation	—	(41)	(480)	—	(1,969)
Revenues in Constant Dollars	$3,381	$3,598	$3,452	$14,414	$14,379

Reported Expenses	$2,254	$2,213	$2,478	$9,078	$10,245
Impact of FX Translation	—	(26)	(287)	—	(1,171)
Expenses in Constant Dollars	$2,254	$2,187	$2,191	$9,078	$9,074

Reported Credit Costs	$627	$548	$701	$2,364	$2,837
Impact of FX Translation	—	(10)	(120)	—	(470)
Credit Costs in Constant Dollars	$627	$538	$581	$2,364	$2,367

Reported Net Income	$359	$612	$548	$2,118	$2,381
Impact of FX Translation	—	(2)	(51)	—	(197)
Net Income in Constant Dollars	$359	$610	$497	$2,118	$2,184

Note:  Totals may not sum due to rounding.

Latin America Consumer Banking
($ in millions)	4Q’15	3Q’15	4Q’14	2015	2014
Reported Revenues	$1,717	$1,923	$2,069	$7,323	$8,460
Impact of FX Translation	—	(34)	(354)	—	(1,382)
Revenues in Constant Dollars	$1,717	$1,889	$1,715	$7,323	$7,078

Reported Expenses	$1,122	$1,080	$1,245	$4,444	$4,974
Impact of FX Translation	—	(19)	(193)	—	(737)
Expenses in Constant Dollars	$1,122	$1,061	$1,052	$4,444	$4,237

Note:  Totals may not sum due to rounding.

Asia Consumer Banking(1)
($ in millions)	4Q’15	3Q’15	4Q’14	2015	2014
Reported Revenues	$1,664	$1,716	$1,863	$7,091	$7,888
Impact of FX Translation	—	(7)	(126)	—	(587)
Revenues in Constant Dollars	$1,664	$1,709	$1,737	$7,091	$7,301

Reported Expenses	$1,132	$1,133	$1,233	$4,634	$5,271
Impact of FX Translation	—	(7)	(94)	—	(434)
Expenses in Constant Dollars	$1,132	$1,126	$1,139	$4,634	$4,837

Note:  Totals may not sum due to rounding.

(1)  For reporting purposes, Asia GCB includes the results of operations in EMEA GCB for all periods presented.

Treasury and Trade Solutions
($ in millions)	4Q’15	3Q’15	4Q’14	2015	2014
Reported Revenues	$1,990	$1,933	$1,932	$7,767	$7,767
Impact of FX Translation	—	(23)	(114)	—	(458)
Revenues in Constant Dollars	$1,990	$1,910	$1,818	$7,767	$7,309

Note:  Totals may not sum due to rounding.

Corporate Lending(1)
($ in millions)	4Q’15	3Q’15	4Q’14	2015	2014
Reported Revenues	$401	$403	$433	$1,694	$1,749
Impact of FX Translation	—	(4)	(24)	—	(101)
Revenues in Constant Dollars	$401	$399	$409	$1,694	$1,648

Note:  Totals may not sum due to rounding.

(1)  Excludes gain / (loss) on hedges related to accrual loans.

Securities Services
($ in millions)	4Q’15	3Q’15	4Q’14	2015	2014
Reported Revenues	$517	$513	$508	$2,130	$2,048
Impact of FX Translation	—	(7)	(48)	—	(196)
Revenues in Constant Dollars	$517	$506	$460	$2,130	$1,852

Note:  Totals may not sum due to rounding.

Appendix D: Non-GAAP Financial Measures - Common Equity Tier 1 Capital Ratio and Components(1)

($ in millions)	12/31/2015(2)	9/30/2015	12/31/2014(3)

Citigroup Common Stockholders’ Equity(4)	$205,286	$205,772	$199,841
Add: Qualifying noncontrolling interests	145	147	165
Regulatory Capital Adjustments and Deductions:
Less:
Accumulated net unrealized losses on cash flow hedges, net of tax(5)	(617)	(542)	(909)
Cumulative unrealized net gain related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax(6)	441	717	279
Intangible Assets:
Goodwill, net of related deferred tax liabilities (DTLs)(7)	22,058	21,732	22,805
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related DTLs	3,598	3,911	4,373
Defined benefit pension plan net assets	794	904	936
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards	23,038	23,295	23,626
Excess over 10% / 15% limitations for other DTAs, certain common stock investments and MSRs(8)	9,230	9,451	12,299

Common Equity Tier 1 Capital (CET1)	$146,889	$146,451	$136,597

Risk-Weighted Assets (RWA)	$1,223,862	$1,254,473	$1,292,605

Common Equity Tier 1 Capital Ratio (CET1 / RWA)	12.0%	11.7%	10.6%

(1)  Citi’s Common Equity Tier 1 Capital ratio and related components reflect full implementation of the U.S. Basel III rules.  Risk-weighted assets are based on the Basel III Advanced Approaches for determining total risk-weighted assets.

(2)  Preliminary.

(3)  Restated to reflect the retrospective adoption of ASU 2014-01 for LIHTC investments, consistent with current period presentation.

(4)  Excludes issuance costs related to preferred stock outstanding in accordance with Federal Reserve Board regulatory reporting requirements.

(5)  Common Equity Tier 1 Capital is adjusted for accumulated net unrealized gains (losses) on cash flow hedges included in accumulated other comprehensive income that relate to the hedging of items not recognized at fair value on the balance sheet.

(6)  The cumulative impact of changes in Citigroup’s own creditworthiness in valuing liabilities for which the fair value option has been elected and own- credit valuation adjustments on derivatives are excluded from Common Equity Tier 1 Capital, in accordance with the U.S. Basel III rules.

(7)  Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.

(8)  Assets subject to the 10% / 15% limitations include MSRs, DTAs arising from temporary differences and significant common stock investments in unconsolidated financial institutions.  At December 31, 2015 and September 30, 2015, the deduction related only to DTAs arising from temporary differences that exceeded the 10% limitation, while at December 31, 2014, the deduction related to all three assets which exceeded both the 10% and  15% limitations.

Appendix E: Non-GAAP Financial Measures - Supplementary Leverage Ratio and Components

($ in millions)	12/31/2015(1)	9/30/2015	12/31/2014(2),(3)

Common Equity Tier 1 Capital (CET1)	$146,889	$146,451	$136,597

Additional Tier 1 Capital (AT1)(4)	17,126	15,548	11,469

Total Tier 1 Capital (T1C) (CET1 + AT1)	$164,015	$161,999	$148,066

Total Leverage Exposure (TLE)	$2,318,564	$2,363,506	$2,492,636

Supplementary Leverage Ratio (T1C / TLE)	7.1%	6.9%	5.9%

(1)  Preliminary.

(2)  Estimated.

(3)  Restated to reflect the retrospective adoption of ASU 2014-01 for LIHTC investments, consistent with current period presentation.

(4)  Additional Tier 1 Capital primarily includes qualifying perpetual preferred stock and qualifying trust preferred securities.

Appendix F: Non-GAAP Financial Measures - Tangible Common Equity and Tangible Book Value Per Share

($ in millions, except per share amounts)	12/31/2015(1)	9/30/2015	12/31/2014(2)
Total Citigroup Stockholders’ Equity	$221,857	$220,848	$210,185
Less: Preferred Stock	16,718	15,218	10,468
Common Equity	$205,139	$205,630	$199,717
Less:
Goodwill	22,349	22,444	23,592
Intangible Assets (other than MSRs)	3,721	3,880	4,566
Goodwill and Intangible Assets (other than MSRs) related to Assets Held-for-Sale	68	345	71
Tangible Common Equity (TCE)	$179,001	$178,961	$171,488

Common Shares Outstanding (CSO)	2,953	2,979	3,024

Tangible Book Value Per Share (TCE / CSO)	$60.61	$60.07	$56.71

(1)  Preliminary.

(2)  Restated to reflect the retrospective adoption of ASU 2014-01 for LIHTC investments, consistent with current period presentation.

(1) Credit Valuation Adjustments (CVA) on derivatives (counterparty and own-credit), net of hedges; Funding Valuation Adjustments (FVA) on derivatives; and Debt Valuation Adjustments (DVA) on Citigroup’s fair value option liabilities (collectively referred to as CVA/DVA). See Appendix A. Citigroup’s results of operations excluding the impact of CVA/DVA are non-GAAP financial measures. For a reconciliation of these measures to reported results, see Appendix B.

(2) Preliminary. Citigroup’s Common Equity Tier 1 (CET1) Capital ratio under the U.S. Basel III rules, on a fully-implemented basis, is a non-GAAP financial measure. For the composition of Citigroup’s CET1 Capital and ratio, see Appendix D.

(3) Preliminary. Citigroup’s Supplementary Leverage Ratio (SLR) under the U.S. Basel III rules, on a fully-implemented basis, is a non-GAAP financial measure. For the composition of Citigroup’s SLR, see Appendix E.

(4) Preliminary. Citigroup’s tangible book value per share is a non-GAAP financial measure. For a reconciliation of this measure to reported results, see Appendix F.

(5) Preliminary. Citigroup’s return on tangible common equity (ROTCE) is a non-GAAP financial measure. For a reconciliation of this measure to reported results, see Appendix B.

(6) Second quarter 2014 results included a $3.8 billion charge ($3.7 billion after-tax) to settle claims related to legacy residential mortgage-backed securities (RMBS) and collateralized debt obligations (CDOs) issued, structured or underwritten by Citigroup between 2003 and 2008, recorded in Citi Holdings.  For additional information, see Citigroup’s Form 8-K filed with the U.S. Securities and Exchange Commission on July 14, 2014.  Citigroup’s results of operations, excluding this item, are non-GAAP financial measures.  For a reconciliation of these measures to reported results, see Appendix B.

(7) First quarter 2014 results included a $210 million tax charge (recorded in Corporate/Other) related to corporate tax reforms enacted in two states.  These reforms lowered marginal tax rates, resulting in a reduction in Citigroup’s state deferred tax assets.  Citigroup’s results of operations, excluding this tax item, are non-GAAP financial measures.  For a reconciliation of these measures to reported results, see Appendix B.

(8) Results of operations excluding the impact of foreign exchange translation (constant dollar basis) are non-GAAP financial measures. For a reconciliation of these measures to reported results, see Appendices B and C.

(9) Hedges on accrual loans reflect the mark-to-market on credit derivatives used to hedge the corporate accrual loan portfolio. The fixed premium cost of these hedges is included in (netted against) the core lending revenues to reflect the cost of the credit protection. Results of operations excluding the impact of gain/(loss) on loan hedges are non-GAAP financial measures.